Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON JULY 31, 2019

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President, CEO & Director

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Jim MacDonald - First Analysis Securities Corporation; Analyst

Tim McHugh - William Blair & Company L.L.C.; Analyst

Stefanos Crist - CJS Securities, Inc.; Analyst

Marc Riddick - Sidoti & Company, LLC; Analyst

PRESENTATION

Operator

Good day, and welcome to the CBIZ Second Quarter 2019 Results Conference Call.  (Operator Instructions)  Please note that this event is being recorded.

At this time, I would like to turn the conference over to Lori Novickis, Director of Corporate Relations.  Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Chris.  Good morning, everyone, and thank you for joining us for the CBIZ Second Quarter and First Half 2019 Results Conference Call.  In connection with this call, today's press release has been posted on the Investor Relations page of our website www.cbiz.com.  This call is also being webcast and a link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures.  A reconciliation of these measures can be found in the financial tables of today's press release.  Finally, remember that management may also make forward-looking statements.  Such statements are based on current information, management's expectations as of this date and do not guarantee future performance.  Forward-looking statements involve certain risks and uncertainties and assumptions that can be difficult to predict.  Actual results can and sometimes do differ materially.  A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I'll now turn the call over to Jerry for his opening remarks.  Jerry?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  Thank you, Lori, and good morning, everyone.  With this morning's release of the results for the second quarter and the six months ended June 30, 2019, we were pleased to report earnings per share from continuing operations are up 30.4% for the second quarter and 11.5% for the first six months of this year.

For the second quarter, revenue grew by 1.2% and for the six months, revenue was up by 1.4%.

Within these growth rates, it's important to note that our core recurring lines of the businesses within both practice groups continue to perform quite well.  As we had outlined earlier this year, there are several factors that cause the year-over-year revenue comparisons in the first half of this year to reflect more modest growth over the extraordinary levels that we achieved a year ago.

First, as you may recall, several of our noncore project-oriented businesses recorded unusually higher revenue in the first and second quarters of 2018.  While these businesses are performing well again this year, the revenue contributions are more in line with historic results.

Next, we also knew that there will be an unfavorable impact on revenue as a result of the divestiture of the two small Financial Services businesses that we announced earlier this year.  While those businesses were not material contributors to the full year revenue results, they did have a larger relative contribution in the first half of 2018.

Finally, there was also some variability in contingent carrier commissions that we received within our Benefits and Insurance group each year.  These payments are based on a variety of mostly unpredictable factors, and we experienced a reduction in the amount of contingent carrier commissions that we received in the first half of this year compared with the same period a year ago.  So it's important to understand that the impact of these several items may cloud the solid performance of the more recurring businesses within our Financial Services and our Benefits and Insurance group.

Now turning to some specific comments within our two primary practice groups.  Within our Financial Services group, total revenue increased by 1.7% in the second quarter and 2.2% for the first six months of this year.  Of this revenue growth, same unit revenue grew by 2.1% for the second quarter and 2.4% for the first six months.

Adjusted to eliminate the impact of our project-oriented real estate advisory business that had an unusually high revenue contribution in the first half of 2018, the same unit revenue growth for this group was 3.3% in the quarter and 3.4% for the first six months of this year.  Performance of our core accounting and tax business and our government healthcare consulting business remains very strong.

As we noted on our first quarter call, our first six months revenue reflects the ongoing residual impact from delays in work associated with the Tax Reform Act.  As a result, the number of tax filings extension is up by approximately 10% this year.  That work, which is normally performed in the first and second quarters is expected to be completed in the second half of this year.

Our private equity advisory business, which is also project oriented, has historically grown at very high rates that are in excess of 10% in recent years, but did experience some softness in its primary service offering during the second quarter.  That slowdown appears to be the result of the decline in the number of private equity transactions reported in the first half of this year.  Despite some softness in the top line growth, the margin performance of this business remained very strong and the volume of private equity deals appears to be increasing.

Turning to our Benefits and Insurance group.  Total revenue declined by 0.9% in the second quarter and by 1.1% for the first six months of this year.  Same unit revenues declined by 1.6% in the quarter and 2.4% for the first six months.  We expected a difficult first half revenue comparisons as a result of the unusually high revenue contribution from a number of our project-oriented businesses in the first half of last year.

In addition, as mentioned earlier, contingent commission revenues for the first six months of this year trailed the amounts received for the same period last year.  We are continuing to make investments to increase the number of new business producers within this group.  This is a multiyear process and will take some time to materially impact organic revenue growth but the early returns are very favorable.  This year, we've hired 30 new producers within our employee benefits segment alone, and we expect to continue to add those -- to those numbers through the remainder of the year.

In addition, new business production within our Benefits and Insurance group in the first half of this year is very strong and when coupled with higher client retention rates, we expect improved growth rates in the second half of this year.

So with those comments, let me turn it over to Ware Grove, our Chief Financial Officer.  Ware?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes.  Thank you, Jerry, and good morning, everyone.  As Jerry described, as we went into this year, there were known headwinds in our ability to reflect a higher rate of revenue growth in the first half of this year.  If you normalize to eliminate the impact of these nonrecurring items a year ago, including the year-over-year impact of the divestitures, the second quarter revenue growth was an adjusted 2.9% and for the six months the adjusted revenue growth was 3.1%.

Despite the modest revenue growth reported in the first half, we're extremely pleased to report higher margin with growth in earnings per share at the high end of our expectations.  A portion of what is normally the first half tax service revenue will now come in the second half this year.  New business production and client retention trends are very positive within our Benefits and Insurance Services group.  As a result, we expect second half revenue growth rates will accelerate, and we think our growth in earnings per share for the full year will be near the high end of our 10% to 12% growth range.

In addition to the three acquisitions we have announced to date this year, we have continued to use capital for share repurchases.  In the second quarter, we repurchased a total of approximately 422,000 shares of our common stock.  And for the six months, we've repurchased a total of approximately 1 million shares at a total cost of approximately $19.9 million.  As result of this first half activity, we're now reducing our estimated full year weighted average share count to within a range of 55.5 million to 56 million shares.

Cash flow is on track for the first six months and adjusted EBITDA for the first half is up by 8.3% to $86.5 million or 17.1% of revenue, up from 16% a year ago.  At June 30, we had an outstanding balance borrowed of a $159 million on our $400 million unsecured credit facility.  And the leverage when compared with EBITDA was approximately 1.5 times and that results in $229.2 million of unused borrowing capacity.  And we will continue to actively evaluate share repurchases as a use of capital.

In the first half of this year, we used approximately $13.1 million for acquisitions, including payments for earnouts on previously closed transactions.  We project the use of approximately $18.1 million for the remainder of this year, $11.5 million in 2020, $5.1 million in 2021 and approximately $2.7 million in 2022.

Day sales outstanding on receivables stood at 90 days at June 30 this year and that compares with 87 days at June a year ago.  A small increase in this major can be attributed to the tax filing extensions as a portion of the billings for tax work has not yet been processed.

Capital spending for the second quarter was approximately $1.5 million.  And for the six months, it was approximately $6.9 million.  This reflects spending on facility, tenant improvements associated with lease renewals and moves, plus our transition from leasing to purchasing some routine IT equipment replacements.  Full year capital spending is expected at approximately $12 million.

At June 30 this year, there was approximately $100 million held in our deferred compensation plan.  This is reflected as both an asset and an equal liability on our balance sheet.  As we account for the gains and losses on these investment assets, most of you already know there is no impact to our pretax income.  But eliminating the impact of accounting for gains and losses on operating income, second quarter margin was 9.9% compared with 8.5% a year ago.  And for the six months, the adjusted operating margin was 14.9% compared with 14.2% a year ago.

The effective tax rate in the second quarter was 24.3%.  And for the six months, the effective tax rate was 25.9%.  We continue to project a full year effective tax rate of approximately 25%.  The effective tax rate could either be higher or lower as the impact of accounting for stock compensation over the balance of the year is unpredictable.  For the six months this year, we reported a significant increase in the pretax income margin to 14.5% from 13.1%, an increase of 140 basis points compared with last year.

Now a portion of this 140 basis points improvement is due to the nonrecurring nature of the share price related mark-to-market charge of $2.8 million that was reported for the six months a year ago.  The nonrecurring charge accounts for about 60 basis points of this improvement.  So there is another 80 basis points of improved margin that is being driven by operating efficiencies and leveraging expenses.

We are continuing to make investments in the business, as Jerry commented, including the marketing and media spend in the first half this year, plus the new producer investment spending within our Benefits and Insurance group.  Even with these investments, we're very pleased to see the results of pricing and other cost initiatives within our business that are now resulting in margin improvement.

As Jerry commented, our core business is steady and is performing in line with expectations.  New business production and client retention measures are very positive to date this year.

So to recap, our full year expectations are that first of all, we expect a higher rate of revenue growth in the second half this year.  But considering the seasonal nature of our first half versus second half revenue mix at this midpoint in the year, we're looking for full year revenue growth in the range of 3% to 4%.  As we commented earlier, the performance of the business is very good.  We're pleased to report margin improvement in the first half with EPS up by 11.5%, and we're looking to full year growth and earnings per share near the high end of our range of 10% to 12% growth for the full year.  Our full year effective tax rate is expected at approximately 25%.  But this could be either higher or lower for the reasons I explained earlier.

With the first half impact of the shares repurchased to date, we're expecting a full year fully diluted share count within a range of 55.5 million to 56 million shares and that's a reduction from the 56.5 million to 57 million shares we initially forecasted earlier this year.

So with these comments, I will conclude and will now turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Thank you, Ware.  I just want to spend a couple of minutes talking about acquisitions and our outlook for the rest of the year.  Turning to acquisitions.  So far this year, we've welcomed three new companies to our CBIZ team bringing total full year revenue of approximately $10.5 million although only a portion of that amount will impact 2019 results.

Among them, we added a strong group of tax practitioners to our growing Denver, Colorado accounting practice with the addition of the winner group in the first quarter.  On July 1, we also announced two additional acquisitions.  Paytime, located here in Northeast Ohio, brings talent and increased expertise relating to our new software platform to our growing payroll business and Gavion located in Memphis, Tennessee brings an outstanding team of advisers and other professionals to our Retirement Plan Services group, with specific expertise with alternative investments, including private equity, real estate and hedge funds.  We're excited to have these teams join our CBIZ family.

Our pipeline of prospective acquisitions candidates remained strong and we've plenty of capacity to close deals with over $225 million of available funds on our $400 million credit facility.

Now turning to our outlook for the remainder of the year.  While the second half of our year was more heavily reliant on discretionary project-oriented work, the level of optimism amongst small and middle market business owners and executives remains near record highs, albeit, somewhat tempered compared to the first quarter and certainly 2018.  And our offices are generally optimistic about the prospects for the remainder of the year.

At this point, I'll turn it over for questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Today's first question comes from Jim MacDonald of First Analysis.

Jim MacDonald - First Analysis Securities Corporation; Analyst

Just want to clarify where you said that the growth would've been 2.9% adjusted for, was that adjusted for the divestiture and one-time items or just for the divestiture?

Ware H. Grove CBIZ, Inc. – CFO and SVP

Thanks, Jim.  For the divestiture plus I'll call it the extraordinary year-over-year comparison on those transactional businesses.  There is about a 1.7% adjustment when you take those transactional business and normalize those and include the divestitures.

Jim MacDonald - First Analysis Securities Corporation; Analyst

Okay.  And it sounds positive with your increased benefit advisor activity.  Do you expect the Benefits group to go positive in terms of growth later this year?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  Jim.  We think that this is going to start to turn really going into the third and fourth quarters.  Although, as we had indicated earlier in the year, I think, for the year, relatively flat.  But I think you'll see directional improvement in organic growth third and fourth quarters.

Jim MacDonald - First Analysis Securities Corporation; Analyst

And we haven't talked about it for a while but you just bought a payroll-related company.  Tell us your general thoughts on that business?  And what your plans are for the payroll business?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  We like the payroll business, Jim.  I think it's -- particularly, in our environment with our clients, it provide us with an opportunity to bring real value to those clients.  And part of that approaches the ability to bring not only payroll but to combine it with technology and combine it with our benefits -- employee benefits offering in a package that many of the others in the market just aren't providing.  So we like the business in general.

This specific acquisition allowed us to do two things, they have a nice table of clients.  They also were very familiar with this new software.  They also shared the same platform, software platforms that we use in our core business.  And so they had a bit of a jump start for us on using the new platform that we recently added to our portfolio.  So we expect to be able to leverage their expertise in that -- with that platform.  So it kind of lined up in a lot of different ways for us.

Jim MacDonald - First Analysis Securities Corporation; Analyst

And just one more for me.  So you're OpEx was a bit lower, leading to obviously better margins than I expected.  Are you having -- what's causing for that?  Are you having trouble hiring or maintaining producers in this economic climate?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

No.  It's funny, we keep reading the headlines.  Everybody else is reading about tight labor market.  And we certainly are seeing some of that, not specifically I don't think on the producer side as much as in some of the other areas of our business.  But we've made pretty considerable investments in our recruiting both out-of-college and lateral higher recruiting.  So we've been able to fill our pipeline to meet our needs on the recruiting side.  So really no significant impact from the hiring pressures that are in the market.

Jim MacDonald - First Analysis Securities Corporation; Analyst

So is there any -- what's the explanation for this sort of lower operating expenses?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes.  Jim, it's just a combination of expense control on the Benefits and Insurance side and staffing levels.  It's a result of higher rates of utilization on the Financial Services side.  And combined with some, what we'll call, offshoring initiatives.  And the third thing, I think, that we've talked about in the past is we've really focused on pricing and yield.  And so it's a combination of both expenses and pricing that gets us the margin improvement.

Operator

(Operator Instructions) Our next question comes from Tim McHugh of William Blair & Company

Tim McHugh - William Blair & Company L.L.C.; Analyst

I guess just following up a little bit on the last one.  I guess as we think forward to a year from now, will we be looking back at this period talking about how this is an unusually strong margin performance?  Or there's some sort of kind of unusual factors kind of like now we're looking back at revenue, right?  and it's a tough comp, I guess.  Just trying to understand the sustainability of the improvement and margin that you've shown this year as we think forward to the future?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. Tim, this is Ware.  No, I don't think we will.  Understand that the first half this year within the expense structure, we have some incremental marketing and media campaign expenses.  We also have some incremental investments, which will continue both programs, marketing and investment producers will continue.  But I don't think we'll look back at this as an extraordinarily high watermark.

Tim McHugh - William Blair & Company L.L.C.; Analyst

Okay.  Great.  And then healthcare, I didn't -- maybe if you talked about it, I missed it, but within the Financial Services, how is the healthcare piece doing for you guys?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

The government healthcare consulting this, yes, I'm sorry, Tim, yes, very strong.  Continues to perform very, very strong for us as it has for many years.

Operator

(Operator Instructions) The next question comes from Chris Moore of CJS Securities.

Stefanos Crist - CJS Securities, Inc.; Analyst

This is Stefanos Crist calling for Chris.  Back to M&A.  So mentioned the three deals this year.  How is pricing on these compared to other acquisitions in the last three to four years?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  If you recall prior conversations on this, what we've said is that pricing in certain segments of our businesses, particularly, on the insurance brokerage side, property and casualty benefit side continues to tick up and is quite high at this point.  These three acquisitions, one was a -- an accounting office tax practice, one was a payroll, one was in RPS.  We actually signaled I think earlier that we were receiving far less price pressure in those areas.

So we're really looking at areas of our business where we see great strategic fit, where we see growth opportunities and where we believe that we can be competitive in our pricing and still provide reasonable returns back to the shareholders.  And we found them in these three areas.  And we believe that, that market exists in a lot of other areas as well.

So we have a -- as I indicated, a very attractive pipeline of transactions of the character that you saw in the -- so far this year.  As well as some larger ones that we're still looking at as well.

Stefanos Crist - CJS Securities, Inc.; Analyst

Got it.  And can you also talk a little bit more about the free cash flow expectations for this year versus last year?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes.  EBITDA is up, that's a good barometer.  It's not exactly translates to free cash flow.  But if you look at our net income in any given year, you can probably add back another $0.30 to $0.35 effectively on a per share basis to get an indicative free cash flow.  And that comes from the noncash charges led by depreciation, amortization, which is the largest, plus other noncash charges, minus of course the capital spending, which is $10 million to $12 million.  Hopefully that's enough, it goes up and down in any given year depending on accrued compensation and other expenses that can be a bit variable year-to-year.  But I think that's a good way to think about it.

Operator

(Operator Instructions) Our next question comes from Marc Riddick of Sidoti & Company.

Marc Riddick - Sidoti & Company, LLC; Analyst

Wondering if you could touch a little bit on the commentary around the -- on what you're seeing as far as I think you said it was about 10% filing extension rate.  And sort of maybe if you could give us a little more color on what that provides as far as -- maybe how you're seeing how that might play out as far as contribution -- potential contributions into the third or -- or is it mostly going to be going into the third quarter do you believe?  Or did you get a general sense that some of that might end up leading into the fourth quarter?  And then I have a couple of follow-ups on that.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  So Marc, I think it's probably third and fourth quarter, if you think about an October 15 kind of filing deadline date, right?  So some of it will be in the both of those periods of time.  And as we indicated in the first quarter, it's really as a result of the delays in the guidance that was provided relative to the new Tax Reform Act impacted not only us but the entire industry as well as the software providers to the industry that have the code based on that guidance, right?  So all of those things contributed to an incremental number of extensions this year compared to prior periods or prior years.  And we think that we're seeing it.  We're seeing it in the number of extensions.  That work has to get done really in part third quarter and I think in small part fourth quarter as well.

Marc Riddick - Sidoti & Company, LLC; Analyst

Okay.  It's helpful.  And then I was wondering if you could touch a little bit on just as a reminder of the advertising campaign, sort of what you did last year versus what you plan on doing this year?  And how we might think about how that might impact timing of rollout and expenses and that type of thing?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  So Marc, we budgeted this year about the same amount of money that we budgeted last year.  But we'll get more impact from it this year for two reasons.  First of all, last year in addition to just the air time that we paid for, we had to pay for the design and the production of the campaign.  We're taking those dollars and rolling them into air time, right?  So what you saw last year was a larger expense in the second half because we really, I believe, air -- started to air those advertisements really in the end of the third quarter and mostly the fourth quarter of last year.

This year, we're more evenly distributed.  So we've taken the same dollars, front-ended them so that we're evenly split really first half, second half.  So I think from this point forward what you'll see is a continuation of about the same amount of spends only more evenly spread kind of throughout the quarters throughout the year.

Marc Riddick - Sidoti & Company, LLC; Analyst

Ok. That makes a lot of sense.  And then, I guess, wanted to sort of touch on if there was any particular regional areas of strength and weakness any particular call outs that you saw during the quarter that would be worth going over?  Just wanted to see if there's anything like that.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  Not that would give us any directional guidance.  Of course in any given period, some of our offices performed stronger than others, but I can't attribute it -- we can't attribute it kind of looking at the results to any trends that are specific to a geographic region or a profile of the type of client.

So if you step way back and -- at the business and looked at the quarterly results and the annual results, we're very pleased as we indicated with the results that we're receiving from our core tax and accounting, our core Benefits and Insurance, our government healthcare consulting and really kind of the comparative anomaly has to do with the more project-oriented businesses and the way they performed in the first half of 2018 compared to this year.

Marc Riddick - Sidoti & Company, LLC; Analyst

Okay.  And then last one for me.  I was kind of thinking about with the announced acquisitions and I think you gave a run rate number, so I was kind of thinking about as you look at the back half of the year on the revenue growth, if you can sort of give us sort of a ballpark of how you're thinking about the contributions between organic versus acquisition contributions?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes.  Mark, this is Ware.  As it was in the first half, most of the growth this year is coming from organic sources.  And the organic sources for all of the reasons we outlined, we expect to accelerate from the first half growth rate.

The acquisition impact this year to the total revenue growth rate is fairly nominal.  We're happy to make three acquisitions, they're all relatively small and will have a relatively minor impact for the full year growth rate on revenue this year.

Operator

(Operator Instructions) This concludes our question-and-answer session.  At this time, I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes.  Thank you, Chris.  I'd like to close by thanking our analysts and our investors for their continued support and our team members for creating a culture that is second to none in our industries and for the exceptional job that you do in providing best-in-class service to our clients.  We look forward to speaking with you again after we report our third quarter results.  Thank you, and have a nice day.

Operator

(Operator Instructions) The conference is now concluded. Thank you for attending today's presentation.  You may now disconnect.